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                                                                                                                     Exhibit 12

                                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    FOR THE FIVE FISCAL YEARS ENDED JANUARY 30, 1999 AND FOR THE
                                          THIRTEEN WEEKS ENDED MAY 1, 1999, AND MAY 2, 1998


                                                          13 Weeks Ended                         Fiscal Year Ended
                                                       May 1,       May 2,     Jan. 30,   Jan. 31,    Feb. 1,     Feb. 3,   Jan. 28,
                                                        1999         1998        1999       1998       1997        1996       1995
Earnings Available for Fixed Charges:
Pretax earnings from continuing
   operations                                          $    203     $    183   $  1,395   $  1,279   $  1,232   $  1,160   $  1,079
Fixed charges (excluding interest
   capitalized and pretax preferred
   stock dividend requirements)                              88           86        344        363        346        317        293
Dividends on ESOP Preference Shares                          (6)          (6)       (25)       (26)       (26)       (28)       (28)
Capitalized interest amortization                             2            2          7          6          6          5          4
                                                            287          265      1,721      1,622      1,558      1,454      1,348

Fixed Charges:
Gross interest expense (a)                             $     85     $     84   $    339   $    353   $    341   $    316   $    289
Interest factor attributable to
   rent expense                                               6            6         21         23         22         20         19
                                                             91           90        360        376        363        336        308

Ratio of Earnings to Fixed Charges                          3.2          3.0        4.8        4.3        4.3        4.3        4.4


(a)   Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

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